UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Wynn Resorts, Limited

(Name of Registrant as Specified In Its Charter)

Elaine P. Wynn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Wynn Resorts Co-Founder and Largest Shareholder Elaine P. Wynn Mails Definitive
Proxy Materials and Sends Letter to Shareholders

Outlines Importance of Reconstituting the Board as Gaming Commissions Apply Scrutiny to the Company

Highlights Potential Value Destruction Resulting from Sale of Wynn Boston Harbor

Continues to Urge Shareholders to WITHHOLD Votes from

Legacy Director Nominee John J. Hagenbuch

LAS VEGAS – April 30, 2018 – Elaine P. Wynn, co-founder and the largest shareholder of Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts,” “Wynn,” the “Company”), today mailed her definitive proxy materials and released a letter to all shareholders in connection with her WITHHOLD the vote campaign against Wynn legacy director candidate John Hagenbuch, who is up for re-election at Wynn’s annual meeting of shareholders scheduled for Wednesday, May 16, 2018, in Las Vegas, Nevada.

In the letter, Ms. Wynn expressed her continuing concerns about the composition of the board of directors and about recent statements of Matt Maddox, the President and CEO of Wynn Resorts, about a potential sale of Wynn Boston Harbor. The letter outlines the potential value destruction that could result from such sale.

A copy of the letter follows:

April 30, 2018

Dear Fellow Wynn Resorts Shareholders,

Enclosed you will find a proxy statement and BLUE proxy card that I encourage you to use in voting at the upcoming Wynn Resorts, Limited annual meeting of shareholders, which is scheduled for Wednesday, May 16, 2018, in Las Vegas, Nevada.

I am the Company’s co-founder and largest shareholder, and I am committed to ensuring that the Company’s board of directors, corporate governance, stewardship and oversight are as standard-setting as its resorts. Guests have come to expect the highest standards from the Company in design, service, cuisine and entertainment. In my view, we should hold the Company’s board to the same standards.

I am seeking to send a message to the board that the longstanding legacy directors should step down, many of whom (like John Hagenbuch) have close ties to Stephen A. Wynn, the Company’s former Chairman and Chief Executive Officer. I want to make way for the election to the board of new outstanding leaders, who are committed to best-in-class governance and oversight.

I am concerned that the longstanding legacy directors cannot exercise objective judgment on our behalf going forward, in light of the regulatory and media scrutiny of their past decision-making. In particular, I am troubled by the potential conflict of interest between the protection of their personal and professional reputations and their responsibilities to the Company and that this conflict could lead to business decisions that are not in the interests of the shareholders.

For example, the Massachusetts Gaming Commission – which has licensed the Company to open the only gaming resort in or around the City of Boston – is conducting an investigation into the board’s knowledge and handling of the allegations of sexual harassment by Mr. Wynn. The Commission is also investigating the Company’s decision not to disclose payments to settle allegations of sexual misconduct against Mr. Wynn on the Company’s licensing application, which was filed in 2012. In fact, on January 31, 2018, Karen Wells, Director of the Enforcement Bureau at the Commission, stated that “the circumstances around [the] $7.5M settlement [payment] and the decision not to disclose it to investigators remain a critical element of this review.”

Some members of the current board are directly implicated by the Massachusetts regulatory investigation. I do not know what the Commission will conclude, but I believe that the legacy directors would prefer that their actions not be scrutinized by the gaming officials.

That is why I am concerned that not long after the announcement of the investigations, management suggested, for the first time, that the Company might divest Wynn Boston Harbor, which is scheduled to open in June 2019.

Wynn Boston Harbor is, in my view, an extremely attractive opportunity of significant strategic importance to the Company. Wynn holds the only gaming license in the immediate Boston region and will be the only luxury gaming destination in the Northeastern United States. For many years, the Company highlighted the resort as a remarkable expansion opportunity – with Boston representing an attractive market, easily accessible and an international travel hub, with significant potential revenue and market share.

In the Company’s fourth quarter 2015 earnings conference call, Mr. Wynn said the “opportunity is enormous,” and at the Company’s 2016 investor day, Matt Maddox, the Company’s current Chief Executive Officer, touted that “our [Wynn Boston Harbor] revenues are going to be between $800 million and $900 million, which translates to $300 million to $400 million of EBITDA.”

But now that the Wynn Boston Harbor opportunity comes with the uncomfortable scrutiny of the board’s past decisions, Mr. Maddox appears less committed to this “enormous” growth opportunity. During the Company’s first quarter 2018 earnings call, he said, “if there was ever any risk due to heightened rhetoric that there could be any contagion from Massachusetts into our $30 billion company in Las Vegas and Macau, we will have to take a hard look at what is best to protect our shareholders and our value.” I am concerned that the Company would even be considering a sale of Wynn Boston Harbor, particularly as an expedient way to escape regulatory scrutiny.

To be clear: There has been no shift in Boston market dynamics or, to my knowledge, any indication that the projected returns or economic opportunity for shareholders changed. The only thing that appears to have changed with respect to Wynn Boston Harbor is the existence of the investigation and the reputational risk it could inflict upon management and members of the board of directors.

Based on the Company’s estimates and Wall Street research reports, Wynn Boston Harbor is expected to contribute 10-14% of the Company’s EBITDA in just a few years. I believe the attractive market and competitive dynamics make this a unique opportunity, providing diversity and stability to the domestic business.

I, for one, would rather see change in the board – which I suspect would satisfy any concerns the Commission might have – than forego the Boston opportunity. I worry the legacy directors will have a different perspective. The conflict is clear. I believe that those with anything to lose in the investigation should not determine the fate of this asset.

I believe Wynn Resorts is at a critical moment in its history and that the current leadership must not run away from the regulatory scrutiny and take the easy way out. In my view, the allegations and subsequent investigation have resulted in a breach of trust with widespread ramifications across all stakeholder groups. Now is the time for strong leadership – free from the issues of the past – to re-establish faith in the organization.

As a result, I am reiterating my position that before any decisions about Wynn Boston Harbor are made, or any other material actions are taken that could have an adverse impact on long-term shareholder value, a reconstituted board must be in place. I believe that a newly reconstituted board would not only be in a position to evaluate the Boston opportunity objectively but also likely satisfy any concerns of the licensing authorities across the Company’s geographies, obviating the need for the Company to face any challenge to its Boston plans. The first step in achieving the goal of a truly reconstituted board and welcoming in a new era at Wynn Resorts starts at the 2018 Annual Meeting. Please join me in supporting this important campaign to WITHHOLD votes with respect to legacy director nominee John Hagenbuch.

***

As I outlined in my April 23rd letter, my focus is on taking the steps required to enhance the Company’s long-term value, eliminate the risk of longtime legacy directors making short-sighted decisions that erode shareholder value, restore the Company’s reputation and transform the Company from a corporate governance laggard into a corporate governance leader.

The board recently added three new directors. That was possibly a good start. But, in my view, we cannot stand by and let the longstanding legacy directors, who still wield significant influence, dictate the future direction of the Company and put our investment at risk.

If you share my concerns about the actions being taken around Wynn Boston Harbor that could have an adverse impact on long-term shareholder value, I urge you to WITHHOLD your vote from Mr. Hagenbuch at this year’s annual meeting.

Sincerely,

Elaine P. Wynn

Important Additional Information

Elaine P. Wynn is a participant in the solicitation of proxies from the shareholders of Wynn Resorts, Limited (the “Company”) in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”). On April 27, 2018, Ms. Wynn filed a definitive proxy statement (the “Definitive Proxy Statement”) and form of BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s shareholders. A description of Ms. Wynn’s direct or indirect interests, by security holdings or otherwise, is contained in the Definitive Proxy Statement. MS. WYNN STRONGLY ENCOURAGES THE COMPANY’S SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement is first being sent to the shareholders of the Company on or about April 30, 2018 and is accompanied by a BLUE proxy card. Shareholders may obtain the Definitive Proxy Statement and any other relevant documents at no charge from the SEC’s website at www.sec.gov or by contacting Ms. Wynn’s proxy solicitor MacKenzie Partners, Inc. at wynn@mackenziepartners.com or by calling toll-free (800) 322-2885 or collect (212) 929-5500.

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of Ms. Wynn’s proxy materials,
please contact MacKenzie Partners, Inc. at the phone numbers listed below.

1407 Broadway, 27th Floor
New York, New York 10018
Call Collect: (212) 929-5500
or
Toll-Free: (800) 322-2885
Email: wynn@mackenziepartners.com

4